Exhibit 99.1
Chart Industries Appoints Jim Tidwell as a New Board Member
Cleveland, Ohio — July 9, 2007 — Chart Industries, Inc. (NASDAQ: GTLS) announced today the appointment of James M. Tidwell as a member of its Board of Directors.
Mr. Tidwell, age 60, is currently Executive Vice President and Chief Operating Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services. He was Vice President and Chief Financial Officer of WEDGE from January 2000 through January 2007. From August 1996 through June 1999, he served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., a supplier to the oil and gas industries, and he served as President of Daniel Measurement & Control from July 1999 until January 2000. Before that, he served as Vice President and Chief Financial Officer of Hydril Co. from August 1992 until July 1996. He is a director of Pioneer Drilling Company and T-3 Energy Services.
Additionally, Chart announced that Board members Timothy H. Day and Kenneth W. Moore have advised the Company of their intention to resign, effective August 2, 2007. Both are executives with First Reserve Corporation, a private equity firm that was a significant owner of Chart Industries stock prior to selling all its remaining shares in a secondary stock offering that closed June 12, 2007.
Following today’s appointment of Mr. Tidwell, Chart Industries’ Board will consist of a majority of independent directors in compliance with NASDAQ rules.
“We are very excited to have Jim Tidwell join our Board, which furthers our Board’s overall independence. Jim’s wealth of knowledge of the energy industry will benefit Chart significantly,” said Sam Thomas, Chairman, Chief Executive Officer and President of Chart Industries. “We also thank Ken Moore and Tim Day for their contributions and First Reserve for their steadfast support. We wish them and First Reserve continued success in the future.”
Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.
http://www.b2i.us/irpass.asp?BzID=1444&to=ea&s=0
Contact:
Michael F. Biehl
Executive Vice President,
Chief Financial Officer and Treasurer
Chart Industries, Inc.
216-626-1216
michael.biehl@chart-ind.com